The Northwestern Mutual Life Insurance Company agrees to pay the benefits provided in this Contract, subject to its terms and conditions.

Signed at Milwaukee, Wisconsin on the Issue Date.

FLEXIBLE PAYMENT DEFERRED VARIABLE ANNUITY - ACCOUNT A

Net Purchase Payments accumulated in a Separate Account, assets of which are invested in shares of one or more mutual funds, or Guaranteed Accounts.

Contract benefits payable in one sum or as variable or guaranteed monthly income.

Variable income plan benefits described in Section 11.

Participating.

AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DIVISIONS AND VARIABLE PAYMENTS PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT ARE VARIABLE AND MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

THIS CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT PROVISION WHICH IS APPLICABLE TO ONLY A MULTI-YEAR GUARANTEED INTEREST FUND. IF ALL OR A PORTION OF THE ACCUMULATION VALUE IS WITHDRAWN OR TRANSFERRED FROM A MULTI-YEAR GUARANTEED INTEREST FUND, THE WITHDRAWAL OR TRANSFER MAY BE ADJUSTED UPWARD OR DOWNWARD BASED ON A MARKET VALUE ADJUSTMENT FORMULA.

This Contract contains a benefit which waives the Withdrawal Charges.

Right To Return Contract. Please read this Contract carefully. The Owner may return the Contract for any reason within ten days after receiving it. Return of the Contract is effective on the date written notice of the return is delivered, mailed or sent by telegram to either The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, (414) 271-1444 or the agent who sold the Contract. If returned, the Contract will be cancelled and the Company will refund the sum of (a) the value of the Accumulation Units of the Separate Account on the effective date of return plus (b) any amount deducted from the portion of the Purchase Payment applied to the Separate Account.

ICC12.RR.VA.ABK.(0313)

CONTRACT NUMBER	00 000 000

PRIMARY ANNUITANT	John J. Doe

ISSUE DATE	August 31, 2005

ICC12.RR.VA.ABK.(0313)

TABLE OF CONTENTS

CONTRACT INFORMATION, INVESTMENT ACCOUNTS

CHARGES AND FEES

MINIMUM PURCHASE PAYMENTS, ACCUMULATION VALUE, INCOME PLANS

GUARANTEED ACCOUNTS

SECTION 1. GENERAL TERMS AND DEFINITIONS	5

SECTION 2. SEPARATE ACCOUNT	6

• Section 2.1 Separate Account	6
• Section 2.2 Accumulation Units	6
• Section 2.3 Net Investment Factor	7
• Section 2.4 Substitution and Change	7

SECTION 3. GUARANTEED ACCOUNTS	8

• Section 3.1 Guaranteed Accounts	8
• Section 3.2 Accumulation Value	8
• Section 3.3 Transfer Restrictions	8
• Section 3.4 Multi-Year Guaranteed Interest Funds	8
• Section 3.5 Nonforfeiture Rate	8
• Section 3.6 Market Value Adjustment	9
• Section 3.7 Maximum Accumulation Value of the Guaranteed Accounts	9
• Section 3.8 Guaranteed Values	9

SECTION 4. PURCHASE PAYMENTS, TRANSFERS, WITHDRAWALS	10

• Section 4.1 Payment of Purchase Payments	10
• Section 4.2 Application of Purchase Payments	10
• Section 4.3 Selection of Investment Account for Purchase Payments	10
• Section 4.4 Transfer of Accumulation Value	10
• Section 4.5 Withdrawals and Full Surrender	11
• Section 4.6 Effective Date	11

SECTION 5. BENEFITS	11

• Section 5.1 Maturity Benefit	11
• Section 5.2 Death Benefit if Annuitant is an Owner	12
• Section 5.3 Death Benefit if Annuitant is Not an Owner	12

SECTION 6. BENEFICIARIES AND CONTINGENT ANNUITANTS	13

• Section 6.1 Changing the Beneficiary	13
• Section 6.2 Succession of Interest of Beneficiaries	13
• Section 6.3 Trustee as Beneficiary	13
• Section 6.4 General	13
• Section 6.5 Naming and Changing a Contingent Annuitant	13

SECTION 7. CHARGES, FEES AND CONVERSION	14

• Section 7.1 Premium Taxes	14
• Section 7.2 Contract Fee	14
• Section 7.3 Conversion of Investment Accounts	14
• Section 7.4 Withdrawal Charge	15

ICC12.RR.VA.ABK.(0313)

SECTION 8. OWNERSHIP	16

• Section 8.1 The Owner	16
• Section 8.2 Transfer of Ownership	16
• Section 8.3 Naming and Changing a Successor Owner	16
• Section 8.4 Collateral Assignment	16
• Section 8.5 Reports to Owners	16
• Section 8.6 Transferability Restrictions	16

SECTION 9. THE CONTRACT	17

• Section 9.1 Guarantees	17
• Section 9.2 Valuation of Separate Account Assets	17
• Section 9.3 Determination of Separate Account Values	17
• Section 9.4 Deferment of Benefit Payments	17
• Section 9.5 Dividends	17
• Section 9.6 Incontestability	17
• Section 9.7 Misstatements	18
• Section 9.8 Entire Contract; Changes	18
• Section 9.9 Termination of Contract	18
• Section 9.10 Conformity with Interstate Insurance Product Regulation Commission Standards.	18

SECTION 10. PAYMENT OF CONTRACT BENEFITS	19

• Section 10.1 Payment of Benefits	19
• Section 10.2 Death Benefit	19

SECTION 11. INCOME PLANS	19

• Section 11.1 Income Plan Elections	19
• Section 11.2 Income Plan Offerings	20
• Section 11.3 Allocation of Benefits	20
• Section 11.4 Annuity Units under Variable Income Plans	20
• Section 11.5 Payments under Variable Income Plans	21
• Section 11.6 Transfers Involving Variable Income Plans	21
• Section 11.7 Naming and Changing of Beneficiaries under Income Plans	21
• Section 11.8 Succession in Interest of Beneficiaries under Income Plans	22
• Section 11.9 Income Plan Rates	22

ADDITIONAL BENEFITS (if any)

AMENDMENTS (if any)

APPLICATION

ICC12.RR.VA.ABK.(0313)

CONTRACT INFORMATION

1{This Contract was issued in the State of {state}.

The {state insurance department} phone number is: {xxx-xxx-xxxx}}.

CONTRACT NUMBER	[2][00 000 000]

PLAN	Flexible Payment Variable Annuity

ADDITIONAL BENEFITS	[3][Enhanced Death Benefit]
TAX REPORTING CATEGORY	Pension Annuity

PRIMARY ANNUITANT	[4][John J. Doe]
AGE AND SEX	[5][35 Male]
OWNER	[6][John J. Doe, the Annuitant]

ISSUE DATE	[7][August 31,2005]
CONTRACT ANNIVERSARY	[8][August 31, 2006 and each August 31
Thereafter]
MATURITY DATE	[9][August 31, 2068]

DIRECT BENEFICIARY	[10][Jane K. Doe, Wife of the Annuitant]

CONTINGENT BENEFICIARY	[11][John J. Doe, Jr., Son of the Annuitant]

INITIAL PURCHASE PAYMENT	[12][$50,000.00]

Total Purchase Payments may not exceed $5,000,000 without the consent of the Company.

INVESTMENT ACCOUNTS

On the Issue Date, Purchase Payments and contract values may be allocated among the following Investment Accounts. Available Separate Account Divisions and Multi-Year Guaranteed Interest Funds are subject to change.    See Sections 2.1 and 3.4.

Divisions of Separate Account A:

[13]
Large Company Value Division
Domestic Equity Division
Equity Income Division
Large Cap Blend Division
Index 500 Stock Division
Large Cap Core Stock Division
Neuberger Berman Socially Responsive Division
Russell Multi-Style Equity Division
Fidelity VIP Contrafund Division
Focused Appreciation Division
Growth Stock Division
Mid Cap Value Division
Fidelity VIP Mid Cap Division
Index 400 Stock Division
Mid Cap Growth Stock Division
Small Cap Value Division
Index 600 Stock Division
Russell Aggressive Equity Division
Small Cap Growth Stock Division
Research International Core Division
Intl Equity Division
International Growth Division
Emerging Markets Equity Division

CONTINUED ON PAGE 3-1

ICC12.RR.VA.ABK.(0313)	Page 3

CONTRACT NUMBER             00  000  000

CONTINUED FROM PAGE 3

Divisions of Separate Account A:

Russell Non-US Division
Short Term Bond Division
Select Bond Division
Russell Core Bond Division
Inflation Protection Division
Long Term U.S. Government Bond Division
Multi Sector Bond Division
High Yield Bond Division
Asset Allocation Division
Balanced Division
Russell Global Real Estate Securities Division
Commodities Return Strategy Division
Russell LifePoints Variable Moderate Division
Russell LifePoints Variable Balanced Division
Russell LifePoints Variable Growth Division
Russell LifePoints Variable Equity Growth Division
Money Market Division

Guaranteed Accounts:

Guaranteed Interest Fund 1
Multi-Year Guaranteed Interest Funds:

Guaranteed Interest Fund 8

ICC12.RR.VA.ABK.(0313)	Page 3 - 1

CONTRACT NUMBER        00 000 000

CHARGES AND FEES

DEDUCTION FROM PURCHASE PAYMENTS:

PREMIUM TAX (See Section 7.1):

For the first Contract Year, Premium Taxes are not deducted from Purchase Payments. After the first Contract Year, the Company may deduct Premium Taxes from Purchase Payments received or benefits paid.

ANNUAL MORTALITY AND EXPENSE RISK CHARGES (See Section 2.3):

Class A Annuity and Accumulation Units:

0.75% Maximum

Class B Annuity and Accumulation Units:

1.50% Maximum

ANNUAL CONTRACT FEE (See Section 7.2):

$30 charged on the contract anniversary. The contract fee will be waived if the Accumulation Value of the contract equals or exceeds $25,000 on the contract anniversary.

14 [ENHANCED DEATH BENEFIT CHARGE:

15 [0.10%] of the Enhanced Death Benefit on each contract anniversary.]

TRANSFER FEE (See Sections 4.4 and 11.6):    16 [$0]

CONTINUED ON PAGE 4 – 1

ICC12.RR.VA.ABK. (0313)	Page 4

CONTRACT NUMBER        00 000 000

CONTINUED FROM PAGE 4

CHARGES AND FEES

WITHDRAWAL CHARGE (See Section 7.4):

The first $100,000 of Net Purchase Payments paid under the contract start in Category Eight. The next $400,000 start in Category Four. All additional Net Purchase Payments start in Category Two. On each contract anniversary, any amount in a category moves to the next lower category until that amount reaches Category Zero. On the date on which proof of death of the Primary Annuitant is received at the Home Office, Net Purchase Payments paid prior to the date of death move to Category Zero. Except for withdrawals from a Multi-Year Guaranteed Interest Fund during the first four years of a Guaranteed Period, the Withdrawal Charge shall be the amount of the Net Purchase Payment withdrawn multiplied by the Withdrawal Charge Percentage for the applicable Withdrawal Charge Category.

Withdrawal Charge Category	Withdrawal Charge Percentage

Eight	6%
Seven	6%
Six	6%

Five	5%
Four	4%
Three	3%

Two	2%
One	1%
Zero	0%

For amounts withdrawn from a Multi-Year Guaranteed Interest Fund during the first three years of a Guaranteed Period, the Withdrawal Charge is 6% of the Accumulation Value withdrawn. For amounts withdrawn from a Multi-Year Guaranteed Interest Fund during the fourth year of a Guaranteed Period, the Withdrawal Charge is 5% of the Accumulation Value withdrawn. Upon a withdrawal from a Multi-Year Guaranteed Interest Fund during the first four years of a Guaranteed Period, the total amount in the Withdrawal Charge Categories, starting with the highest category, is reduced by the amount withdrawn but not to an amount less than zero. For amounts withdrawn from a Multi-Year Guaranteed Interest Fund after the fourth year of a Guaranteed Period the Withdrawal Charge shall be the amount of the Net Purchase Payment withdrawn multiplied by the Withdrawal Charge Percentage for the applicable Withdrawal Charge Category.

CONTINUED ON PAGE 4 – 2

ICC12.RR.VA.ABK. (0313)	Page 4 – 1

CONTRACT NUMBER             00 000 000

CONTINUED FROM PAGE 4-1

MINIMUM PURCHASE PAYMENTS, ACCUMULATION VALUE, INCOME PLANS

MINIMUM PURCHASE PAYMENT (See Section 4.1): $25

MINIMUM ACCUMULATION VALUE (See Sections 5.2 and 9.9): $2,000

MINIMUM PAYMENT UNDER INCOME PLAN (See Sections 9.9 and 10.1): $50 Monthly Income.

GUARANTEED ACCOUNTS

MINIMUM GUARANTEED ANNUAL EFFECTIVE INTEREST RATE (See Section 3.2): 0.50%

INITIAL NONFORFEITURE RATE (See Section 3.5): [17][1.00%] THE NONFORFEITURE RATE AND A 12.50% LOAD ARE UTILIZED IN THE CALCULATION OF GUARANTEED VALUES. SEE SECTION 3.8 FOR THIS CALCULATION. SEE SECTION 3.5 FOR THE REDETERMINATION METHOD.

MAXIMUM ACCUMULATION VALUE OF THE GUARANTEED ACCOUNTS (See Section 3.7):    18[$100,000]

MINIMUM PURCHASE PAYMENT OR TRANSFER INTO MULTI-YEAR GUARANTEED INTEREST FUND (See Section 3.4):    19[$10,000]

TRANSACTION LIMITATION PERIOD FOR MULTI-YEAR GUARANTEED INTEREST FUNDS (See Sections 3.4 and 7.4):

Guaranteed Interest Fund 8:     4 years from the beginning of each Guaranteed Period

THE MARKET VALUE ADJUSTMENT IS SHOWN ON PAGE 9 IN SECTION 3.6 OF THIS CONTRACT. THE ELEMENTS USED IN DETERMINING THE MARKET VALUE ADJUSTMENT ARE NOT GUARANTEED AND CAN BE CHANGED BY THE COMPANY, SUBJECT TO THE GUARANTEES IN THE MARKET VALUE ADJUSTMENT, AND ANY SUCH CHANGES CAN AFFECT THE BENEFITS AVAILABLE UNDER THE CONTRACT.

ICC12.RR.VA.ABK.(0313)	Page 4 - 2

SECTION 1. GENERAL TERMS AND DEFINITIONS

ACCUMULATION UNIT.    A unit of measure used to determine the value of the interest of this Contract in the Separate Account prior to the date on which amounts are placed under an income plan. Accumulation Units may be Class A Accumulation Units or Class B Accumulation Units.

ACCUMULATION VALUE.    The Accumulation Value of a Separate Account Division is the total value of all Accumulation Units in that Division. The Accumulation Value of the Guaranteed Accounts is the sum of amounts applied to the accounts, plus credited interest, less fees and amounts withdrawn or transferred from the accounts. The Accumulation Value of the Contract is the sum of the Accumulation Values of all Investment Accounts.

ANNUITANT.    The Primary Annuitant and, upon the death of the Primary Annuitant, the Contingent Annuitant.

ANNUITY UNIT.    A unit of measure used to determine the amount of variable payments under a variable income plan and the value of the interest of a variable income plan in the Separate Account. Annuity Units may be Class A Annuity Units or Class B Annuity Units.

BENEFICIARY.    The term “Beneficiary” as used in this Contract includes direct beneficiaries, contingent beneficiaries and further payees.

BUSINESS DAY.    Any day on which the New York Stock Exchange is open for trading.

COMPANY.    The Northwestern Mutual Life Insurance Company.

CONTINGENT ANNUITANT.    The person who becomes the Annuitant upon the death of an Annuitant.

CONTRACT FEE.    An annual charge for administration expenses made on each contract anniversary prior to the Maturity Date.

CONTRACT YEAR.    The first Contract Year is the period of time ending on the first contract anniversary. Subsequent Contract Years are the annual periods between contract anniversaries.

DIVISION.    A component of the Separate Account to which the Owner may allocate Net Purchase Payments and contract values.

GUARANTEED ACCOUNTS.    The portion of the Contract that is credited with a guaranteed interest rate and which is held as part of the general assets of the Company. The Guaranteed Accounts are the Guaranteed Interest Fund 1 and the Multi-Year Guaranteed Interest Funds. The Guaranteed Accounts may consist of Class A Guaranteed Accounts and Class B Guaranteed Accounts.

GUARANTEED PERIOD.    A period for which the Company has declared an annual effective interest rate on an amount in a Guaranteed Account. A Guaranteed Period will not extend beyond the Maturity Date.

HOME OFFICE.    The office of The Northwestern Mutual Life Insurance Company located at 720 East Wisconsin Avenue, Milwaukee, Wl 53202.

INVESTMENT ACCOUNT.    The Guaranteed Accounts and Separate Account Divisions available for allocation of Net Purchase Payments and contract values. The available Investment Accounts are listed on Page 3.

ISSUE DATE.    The date this Contract is issued and becomes effective.

LIFE INCOME PLANS.    An optional mode of settlement in which the annuity value is paid out in a series of payments based on the lives of either one or two individuals. If payments are based on the life of one individual, the plan is a Single Life Income plan and if it is based on the lives of two individuals, the plan is a Joint Life Income plan.

MARKET VALUE ADJUSTMENT.    An adjustment that is charged or credited by the Company if all or a portion of the Accumulation Value is withdrawn or transferred from a Multi-Year Guaranteed Interest Fund.

MATURITY DATE.    The date upon which contract benefits will become payable.

NET PURCHASE PAYMENT.    A Purchase Payment less all applicable deductions. Deductions may include a Premium Tax.

OWNER.    The person possessing the ownership rights stated in this Contract.

ICC12.RR.VA.ABK.(0313)	5

PORTFOLIOS.    Mutual funds or portfolios of mutual funds in which the assets of the Separate Account are invested.

PREMIUM TAX.    A tax imposed by a governmental entity when Purchase Payments are received or benefits are paid.

PRIMARY ANNUITANT.    The person upon whose life this Contract is initially issued.

PURCHASE PAYMENT.    A payment made by or on behalf of the Owner with respect to this Contract.

SEPARATE ACCOUNT.    NML Variable Annuity Account A. The Separate Account consists of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets and all other separate account assets of the Company.

SUCCESSOR OWNER.    The person designated to become the Owner upon the death of the Owner, provided the Owner was not the Annuitant at the time of the Owner’s death.

TRANSFER FEE.    A deduction that is made from the amount transferred between Investment Accounts.

VALUATION DATE.    Any day on which the assets of the Separate Account are valued. Assets are valued as of the close of trading on the New York Stock Exchange for each day the Exchange is open.

WITHDRAWAL CHARGE.    A deduction that is made from maturity benefits and withdrawal amounts.

WITHDRAWAL CHARGE FREE AMOUNT.    For a withdrawal, the amount that can be withdrawn without a Withdrawal Charge prior to the withdrawal of Net Purchase Payments.

SECTION 2. SEPARATE ACCOUNT

2.1 SEPARATE ACCOUNT

Net Purchase Payments (see Section 4.2) and amounts transferred from other Investment Accounts under this Contract (see Section 4.4) may be applied to one or more Divisions of the Separate Account (NML Variable Annuity Account A). The Separate Account has been established by the Company. The Separate Account consists of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets and all other separate account assets of the Company. The assets of the Separate Account will not be charged with liabilities arising out of any other business the Company may conduct. Interests in the Separate Account are represented by Accumulation Units and Annuity Units, described in Sections 2.2 and 11.4, respectively.

The Separate Account is comprised of the Divisions listed on Page 3. The assets allocated to these Divisions are invested in shares of the corresponding Portfolios. Shares of the Portfolios are purchased for the Separate Account at their net asset value.

The Company reserves the right to eliminate or add additional Divisions and Portfolios.

2.2 ACCUMULATION UNITS

The interest of this Contract in the Separate Account, prior to the date on which amounts become payable under an income plan, is represented by Accumulation Units. The dollar value of Accumulation Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Accumulation Unit on any Valuation Date is the product of:

•	the value on the immediately preceding Valuation Date; and

•	the Net Investment Factor for the period from the immediately preceding Valuation Date up to and including the current Valuation Date (the current period).

There may be Class A and Class B Accumulation Units. The Mortality and Expense Risk Charge for each class is shown on Page 4.

ICC12.RR.VA.ABK.(0313)	6

2.3 NET INVESTMENT FACTOR

For each Division of the Separate Account the Net Investment Factor for the current period is one plus the net investment rate for that Division. The net investment rate for the current period is equal to the gross investment rate for the Division reduced on each Valuation Date by a Mortality and Expense Risk Charge. The Company may increase or decrease the Mortality and Expense Risk Charges after the Issue Date, but the Company may not increase these charges to exceed the maximum charges shown on Page 4.

The gross investment rate for the current period for each Division is equal to a. divided by b. where:

a. is:

•	the investment income of the Division for the current period; plus

•	capital gains for the period, whether realized or unrealized, on the assets of the Division; less

•	capital losses for the period, whether realized or unrealized, on the assets of the Division; less

•	deduction for any tax liability paid or reserved for by the Company resulting from the maintenance or operation of the Division; and less
•	any reasonable expenses paid or reserved for by the Company which result from a substitution of other securities for shares of the Portfolio(s) as set forth in Section 2.4; and

b. is the value of the assets in the Division on the immediately preceding Valuation Date.

The gross investment rate may be positive or negative. The deduction for any tax liability may be charged proportionately against those contracts to which the liability is attributable by a reduction in the gross investment rate for those contracts.

2.4 SUBSTITUTION AND CHANGE

Pursuant to the authority of the Board of Trustees of the Company:

•

the assets of the Division may be invested in securities other than shares of the Portfolio(s) as a substitute for those shares already purchased or as the securities to be purchased in the future; and

•	the provisions of the Contracts may be modified to comply with any other applicable federal laws or Interstate Compact Standards.

In the event of a substitution or change, the Company may make appropriate endorsement on this and other contracts having an interest in the Separate Account and take other actions as may be necessary to effect the substitution or change.

ICC12.RR.VA.ABK.(0313)	7

SECTION 3. GUARANTEED ACCOUNTS

3.1   GUARANTEED ACCOUNTS

Net Purchase Payments (see Section 4.2) and amounts transferred from other Investment Accounts under this Contract (see Section 4.4) may be applied to a Guaranteed Account. Contract benefits placed under a variable income plan cannot be applied to a Guaranteed Account. Amounts applied to a Guaranteed Account become part of the general assets of the Company.

3.2   ACCUMULATION VALUE

The Accumulation Value of each Guaranteed Account is the sum of the amounts applied to it, plus credited interest, less fees and any amounts withdrawn or transferred from that Account. Interest begins to accrue on the effective date of the Purchase Payment or transfer (see Section 4.6). There may be Class A and Class B Guaranteed Accounts.

Interest will be credited at an annual effective interest rate of not less than the minimum guaranteed annual effective interest rate stated on Page 4. Higher rates for each Guaranteed Account may be declared by the Company from time to time for Guaranteed Periods set by the Company. The declared rate for a Class A Guaranteed Account will always equal or exceed the declared rate for the corresponding Class B Guaranteed Account for the same Guaranteed Period.

3.3   TRANSFER RESTRICTIONS

Transfers of Accumulation Value into a Guaranteed Account will not be allowed for a period of 90 days following the most recent transfer of Accumulation Value from that Guaranteed Account.

Transfers of Accumulation Value from a Guaranteed Account will not be allowed for a period of 365 days following the most recent transfer of Accumulation Value from that Guaranteed Account.

The maximum amount of the Accumulation Value that may be transferred from a Guaranteed Account in one transfer is limited to the greater of:

•	25% of the Accumulation Value of that Guaranteed Account on the last contract anniversary preceding the transfer; or

•	the amount of the most recent transfer from that Guaranteed Account.

However, in no event will this maximum transfer amount be less than $1,000 or greater than $50,000.

3.4   MULTI-YEAR GUARANTEED INTEREST FUNDS

No amount less than the Minimum Purchase Payment or Transfer into Multi-Year Guaranteed Interest Fund, as shown on Page 4, may be applied without prior consent of the Company. No amount may be applied to a Multi-Year Guaranteed Interest Fund if the Company is not offering a Guaranteed Period that would end on or before the Maturity Date. If an amount has been applied to a Multi-Year Guaranteed Interest Fund, no additional amounts may be applied to a Multi-Year Guaranteed Interest Fund without prior consent of the Company. The Company reserves the right to add or eliminate Multi-Year Guaranteed Interest Funds for subsequent Purchase Payments, transfers or upon expiration of a Guaranteed Period.

Transfers of Accumulation Value from a Multi-Year Guaranteed Interest Fund will not be allowed during that fund’s Transaction Limitation Period as shown on Page 4.

Notwithstanding the transfer restrictions in Section 3.3, upon the expiration of a Guaranteed Period for a Multi-Year Guaranteed Interest Fund, the Accumulation Value of that Multi-Year Guaranteed Interest Fund will be allocated to an Investment Account selected by the Owner. If no Investment Account is selected, the Accumulation Value of that Multi-Year Guaranteed Interest Fund will be allocated 100% to the Money Market Division. This transfer shall not be considered a transfer for purposes of the transfer restrictions in Section 3.3.

3.5   NONFORFEITURE RATE

The initial nonforfeiture rate is shown on Page 4. The nonforfeiture rate will be redetermined (a) at the start of any Guaranteed Period unless there is an amount in a Multi-Year Guaranteed Interest Fund within its Guaranteed Period, and (b) eight years from the most recent previous redetermination or, if there has been no previous redetermination, from the Issue Date.

Upon redetermination, the nonforfeiture rate will equal the greater of (a) the minimum nonforfeiture rate required by law as of the Issue Date or (b) the Five Year Constant Maturity Treasury Rate reported by the Federal Reserve as of the second-to-last Valuation Date of the month preceding the month of redetermination, rounded to the nearest .05%, minus 1.25%, but not more than 3%.

ICC12.RR.VA.ABK.(0313)	8

3.6 MARKET VALUE ADJUSTMENT

A Market Value Adjustment will be charged or credited by the Company if all or a portion of the value in a Multi-Year Guaranteed Interest Fund is withdrawn or transferred prior to the end of the Guaranteed Period. However, after the death of the Primary Annuitant a Market Value Adjustment will not be charged or credited for the remainder of the Guaranteed Period in effect on the date of death.

The Market Value Adjustment will equal:

A = the Accumulation Value being withdrawn or transferred from a Multi-Year Guaranteed Interest Fund;

B = the Constant Maturity Treasury Rate reported by the Federal Reserve as of the second-to-last Valuation Date of the month preceding the month in which the declared interest rate first became effective for the duration nearest the length of the applicable Guaranteed Period;

C = the Constant Maturity Treasury Rate reported by the Federal Reserve as of the second-to-last Valuation Date of the month preceding the month of the withdrawal or transfer for the duration nearest the time remaining in the applicable Guaranteed Period but not less than one year; and

n = the number of years, including fractional years, remaining in the applicable Guaranteed Period.

In the determination of the Market Value Adjustment, a period whose length is exactly half-way between periods for which a Constant Maturity Treasury Rate is reported will be considered to be nearer to the shorter duration, but not less than one year.

Discontinuation of or Substantial Change to an Index. If the Constant Maturity Treasury rate is discontinued or its calculation is changed substantially, the Company may substitute a comparable index subject to approval of the Interstate Insurance Product Regulation Commission (IIPRC). The Company will provide the IIPRC with either confirmation that the index has been discontinued or documentation of the substantial change to the index and the reasons supporting the need for the index to be discontinued. Before a substitution index is used, the Company shall notify the owner and any assignee of the substitution. The change shall be made for use of an endorsement subject to applicable prior approval requirement.

The Market Value Adjustment will not increase or decrease values by more than a proportionate allocation of the excess, if any, of the interest credited to the Multi-Year Guaranteed Interest Fund since the beginning of the Guaranteed Period in which such amount is transferred or withdrawn to the date of the transfer or withdrawal, over the interest that would have been credited if the interest rate declared by the Company had equaled the nonforfeiture rate during that same time period.

3.7	MAXIMUM ACCUMULATION VALUE OF THE GUARANTEED ACCOUNTS

The Accumulation Value of the Guaranteed Accounts may not exceed the Maximum Accumulation Value of the Guaranteed Accounts as shown on Page 4 without prior consent of the Company, except when the maximum is exceeded because of interest accruing to the Guaranteed Accounts.

3.8 GUARANTEED VALUES

The cash value of the Guaranteed Accounts will not be less than the Minimum Value.

The Minimum Value equals:

•	an accumulation, at the nonforfeiture rate, of 87.5% of the amounts applied to the Guaranteed Accounts; less

•	an accumulation, at the nonforfeiture rate, of the cash value of amounts withdrawn from the Guaranteed Accounts without regard to any positive Market Value Adjustments; less

•

an accumulation, at the nonforfeiture rate, of adjustments made to the Minimum Value for each transfer from the Guaranteed Accounts to the Separate Account, where each adjustment equals the amount transferred, adjusted for any negative Market Value Adjustment, less any excess of the Withdrawal Charge applicable to the Guaranteed Account immediately before the transfer over the Withdrawal Charge applicable to the Guaranteed Account after the transfer.

Guaranteed values are at least as great as those required by the NAIC Standard Nonforfeiture Law for Individual Deferred Annuities.

ICC12.RR.VA.ABK.(0313)	9

SECTION 4. PURCHASE PAYMENTS, TRANSFERS, WITHDRAWALS

4.1 PAYMENT OF PURCHASE PAYMENTS

All Purchase Payments are payable at the Home Office or to an authorized agent. A receipt signed by an officer of the Company will be furnished on request.

Purchase Payments may be made at any time prior to the death of an Owner and prior to the Maturity Date. Purchase Payments may be made after the death of an Owner only if the new Owner of the Contract is the surviving spouse of the deceased Owner. The Owner may vary the amount of Purchase Payments, but no Purchase Payment may be less than the Minimum Purchase Payment shown on Page 4. Total Purchase Payments may not exceed $5,000,000 without the consent of the Company.

The Company will not accept any Purchase Payment under Section 4 unless it is a contribution under a pension or profit sharing plan which meets the requirements of Section 401 of the Internal Revenue Code of 1954, as amended, or the requirements for deduction of the employer’s contribution under Section 404(a)(2) of such code.

4.2 APPLICATION OF PURCHASE PAYMENTS

Each Purchase Payment, net of Premium Taxes, will be applied to one or more Investment Accounts. Net Purchase Payments purchase Class B Accumulation Units or are applied to Class B Guaranteed Accounts. Accumulation Units are credited as of the effective date of the Net Purchase Payment. Net Purchase Payments applied to the Guaranteed Accounts will accrue interest from the effective date of the Purchase Payment.

The number of Accumulation Units will be determined by dividing the Net Purchase Payment by the value of an Accumulation Unit on the effective date. This number of Accumulation Units will not be changed by any subsequent change in the dollar value of Accumulation Units.

4.3	SELECTION OF INVESTMENT ACCOUNT FOR PURCHASE PAYMENTS

The Owner may change the allocation of Net Purchase Payments among the Investment Accounts by written notice to the Company. Net Purchase Payments received at the Home Office on or after the date on which notice is received will be applied to the designated Investment Accounts on the basis of the new allocation.

4.4 TRANSFER OF ACCUMULATION VALUE

Before the Maturity Date the Owner may, on request satisfactory to the Company, transfer amounts from one Investment Account to another, subject to the transfer restrictions described in Sections 3.3 and 3.4. If the transfer is from a Multi-Year Guaranteed Interest Fund, a Market Value Adjustment will be charged or credited, if applicable, as described in Section 3.6.

For transfers among the Separate Account Divisions, the number of Accumulation Units to be applied or deducted will be adjusted to reflect the respective value of the Accumulation Units in each of the Divisions on the date the transfer is effective.

For transfers from a Guaranteed Account, amounts closest to the end of the Guaranteed Period will be removed first. In the event that two amounts are equally close to the end of the Guaranteed Period, the one which was applied to the Guaranteed Account earlier will be removed first.

Any transfers of Class A Accumulation Value purchase Class A Accumulation Units or are applied to Class A Guaranteed Accounts. Any transfers of Class B Accumulation Value purchase Class B Accumulation Units or are applied to Class B Guaranteed Accounts.

A Transfer Fee may be deducted from the amount transferred. The maximum amount of the Transfer Fee is shown on Page 4. The minimum amount that may be transferred is the lesser of $100 or the entire Accumulation Value of the Investment Account from which the transfer is being made.

A transfer request is subject to limitation or modification if the Company determines that the transfer would be to the disadvantage of other contract Owners with interests in the Separate Account Divisions or if required by applicable laws or regulations. The limitation or modification may be applied to transfers to and/or from the Separate Account Divisions and could include but not be limited to:

•	limiting the number of transfers allowed in a Contract Year;

•	the requirement of a minimum time period between each transfer;

•	limiting the dollar amount that may be transferred between or among the Separate Account Divisions in any one day;

•	requiring that a transfer request be submitted in a particular form and/or by a specific process.

The Company reserves the right to modify or eliminate any transfer request process (including without limitation transfer requests via the Internet, via facsimile, or by telephone) for some or all contract Owners as the Company deems appropriate.

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4.5 WITHDRAWALS AND FULL SURRENDER

Before the Maturity Date the Owner may, on request satisfactory to the Company, withdraw all or a portion of the Accumulation Value of the Contract. The Company may require that the Minimum Accumulation Value shown on Page 4 remain after a partial withdrawal. Withdrawal of the entire value of the Contract constitutes a full surrender, and receipt of the Contract at the Home Office will terminate this Contract. Receipt of the Contract may be waived by the Company.

The cash value of the amount withdrawn will be the Accumulation Value withdrawn determined as of the date the withdrawal is effective, less any applicable Withdrawal Charge. The Withdrawal Charge is described in Section 7.4. If the surrender or withdrawal is from a Multi-Year Guaranteed Interest Fund, a Market Value Adjustment will be charged or credited, if applicable, as described in Section 3.6.

The term “withdrawal amounts” as used in this Contract includes amounts paid as full surrenders and withdrawals of a portion of the Accumulation Value of the Contract.

Withdrawals from the Guaranteed Accounts will be withdrawn in accordance with the Order of Withdrawal provisions of Section 7.4. Subject to that order of withdrawal, the first amounts withdrawn from a Class A Guaranteed Account or a Class B Guaranteed Account, whichever are applicable, will be those amounts closest to the end of the Guaranteed Period. In the event that two amounts are equally close to the end of the Guaranteed Period, the one which was applied to the Guaranteed Account earlier will be removed first.

4.6 EFFECTIVE DATE

The effective date of the initial Purchase Payment is the date the initial Purchase Payment is applied under the Contract. The initial Purchase Payment shall be applied no later than two Business Days after the Valuation Date on which the initial Purchase Payment has been received at the Home Office if a properly completed Application for Deferred Annuity has also been received at the Home Office.

If the Application is incomplete and is not properly completed within five Business Days after receipt of the initial Purchase Payment, the initial Purchase Payment shall be returned, unless the applicant specifically consents to the Company retaining the Purchase Payment until the Application is made complete.

The effective date of a subsequent Purchase Payment, transfer or withdrawal is the Valuation Date on which the subsequent Purchase Payment or the request for transfer or withdrawal is received at the Home Office.

The Valuation Date referred to in this Section shall mean the following Valuation Date if the Purchase Payment, request for transfer or withdrawal is received at the Home Office on a Valuation Date after the close of trading on the New York Stock Exchange.

The Company may reject any application or Purchase Payment for any reason permitted by law. The Company may also be required to provide additional information about an applicant, Owner and an Owner’s account to government regulators.

SECTION 5. BENEFITS

5.1 MATURITY BENEFIT

If the Annuitant is living on the Maturity Date shown on Page 3, the Company will pay a monthly income under an income plan chosen by the Owner.

The amount of the monthly income paid as the maturity benefit will depend on the income plan chosen (see Section 11) and the maturity value. The maturity value of this Contract will be the Accumulation Value of the Contract on the effective date of the maturity benefit, less any applicable Withdrawal Charge (see Section 7.4). The maturity benefit will be effective on the Maturity Date. However, if the New York Stock Exchange is closed on the Maturity Date, the effective date will be the Valuation Date next preceding the Maturity Date.

If no income plan is chosen at the time a monthly income becomes payable, payments will be made under the variable payment form of Single Life Income plan, with payments certain for ten years, as described in Section 11.2.

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5.2 DEATH BENEFIT IF ANNUITANT IS AN OWNER

If the Annuitant is an Owner, the Beneficiary becomes entitled to the death benefit upon receipt at the Home Office of satisfactory proof of the death of the Annuitant before the Maturity Date. The death benefit will be the Accumulation Value of the Contract determined on the effective date. The effective date is the date on which proof of death is received at the Home Office. However, the effective date will be the next following Valuation Date if the proof of death is received at the Home Office on a Valuation Date after the close of trading on the New York Stock Exchange.

If the Beneficiary becomes entitled to the death benefit due to the death of the Primary Annuitant prior to the Primary Annuitant’s 75th birthday, the death benefit will not be less than:

•	total Purchase Payments paid under the Contract; less

•	an adjustment for every withdrawal made under Section 4.5. The adjustment for each withdrawal equals (a) times (b), where:

(a)	= the amount withdrawn from the Accumulation Value divided by the Accumulation Value immediately before the withdrawal; and

(b)	= total Purchase Payments paid under the Contract prior to the withdrawal less all adjustments for prior withdrawals.

As of the effective date, the Accumulation Value of the Contract will be set at an amount equal to the death benefit. Unless an income plan was elected by the Owner, the Beneficiary automatically becomes the Owner and Annuitant of the Contract. However, if the Beneficiary is not a natural person and no income plan was elected by the Owner, the Beneficiary may select a natural person to be the Annuitant. If a natural person is not selected to be the Annuitant within 60 days of the date on which proof of death of the Annuitant is received at the Home Office, the Accumulation Value will be distributed to the Beneficiary.

If a Beneficiary becomes entitled to the death benefit in an amount less than the Minimum Accumulation Value shown on Page 4, the Accumulation Value will be distributed to the Beneficiary.

The cash value of any amount distributed will be the Accumulation Value withdrawn as of the date of withdrawal as determined in Section 4.6.

5.3	DEATH BENEFIT IF ANNUITANT IS NOT AN OWNER

If the Annuitant is not an Owner, upon the death of the Annuitant the Contract continues with the Contingent Annuitant (Section 6.5) as the new Annuitant. The death benefit will be the Accumulation Value of the Contract determined on the effective date. The effective date is the date on which proof of death is received at the Home Office. However, the effective date will be the next following Valuation Date if the proof of death is received at the Home Office on a Valuation Date after the close of trading on the New York Stock Exchange.

If the Primary Annuitant dies prior to the Primary Annuitant’s 75th birthday, the death benefit will not be less than:

•	total Purchase Payments paid under the Contract; less

•	an adjustment for every withdrawal made under Section 4.5. The adjustment for each withdrawal equals (a) times (b), where:

(a)	= the amount withdrawn from the Accumulation Value divided by the Accumulation Value immediately before the withdrawal; and

(b)	= total Purchase Payments paid under the Contract prior to the withdrawal less all adjustments for prior withdrawals.

As of the effective date, the Accumulation Value of the Contract will be set at an amount equal to the death benefit.

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SECTION 6. BENEFICIARIES AND CONTINGENT ANNUITANTS

6.1 CHANGING THE BENEFICIARY

The Owner may change the Beneficiary of the death benefit by signing a Beneficiary change request satisfactory to the Company and sending it to the Home Office. The Beneficiary change will be effective as of the date that it was signed by the Owner, unless otherwise specified by the Owner. The Company is not responsible for any payment or other action that is taken by it before the receipt of the request. The Company may require that the Contract be sent to it to be endorsed to show the change.

6.2 SUCCESSION OF INTEREST OF BENEFICIARIES

The rights and benefits that a Beneficiary becomes entitled to under the Contract are shared equally among all surviving direct beneficiaries, if any, otherwise equally among all surviving contingent beneficiaries, if any. If no Beneficiary is surviving at the death of the Annuitant, the Owner or the Owner’s Estate will be the Beneficiary.

6.3 TRUSTEE AS BENEFICIARY

If a trustee is named as a Beneficiary and no qualified trustee makes claim to the death benefit, or to the present value of any unpaid payments under an income plan, within one year after the death of the Annuitant, or if satisfactory evidence is furnished to the Company showing that no trustee can qualify to receive payment, payment will be made as though the trustee had not been named.

The Company will be fully discharged of liability for any action taken by the trustee and for all amounts paid to, or at the direction of, the trustee and will have no obligation as to the use of the amounts. In all dealings with the trustee the Company will be fully protected against the claims of every other person. The Company will not be charged with notice of a change of trustee unless written evidence of the change is received at the Home Office.

6.4 GENERAL

Transfer of Ownership.    A transfer of ownership of itself will not change the interest of a Beneficiary.

Claims of Creditors.    So far as allowed by law, no amount payable under this Contract will be subject to the claims of creditors of a Beneficiary.

6.5	NAMING AND CHANGING A CONTINGENT ANNUITANT

If the Owner is not the Annuitant, the Owner may name or change a Contingent Annuitant at any time while the Annuitant is living, and during the first 60 days after the date on which proof of death of the Annuitant is received at the Home Office. A change made during this 60 days cannot be revoked. If no one is named as Contingent Annuitant by the end of the 60 day time period, the Company will pay the death benefit to the Owner. A naming or changing of a Contingent Annuitant will be effective on receipt at the Home Office of a written request that is acceptable to the Company.

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SECTION 7. CHARGES, FEES AND CONVERSION

7.1 PREMIUM TAXES

The Company may deduct Premium Taxes incurred from Purchase Payments received.

7.2 CONTRACT FEE

On each contract anniversary prior to the Maturity Date, a Contract Fee will be charged for administrative expenses. The amount of the Contract Fee is shown on Page 4. The Contract Fee will be deducted from the Investment Accounts, other than the Multi-Year Guaranteed Interest Funds, in proportion to the Accumulation Value of those Investment Accounts. In the event the Accumulation Value in accounts other than the Multi-Year Guaranteed Interest Funds is insufficient to pay the Contract Fee, the Contract Fee will be deducted from the Accumulation Value of the Multi-Year Guaranteed Interest Funds.

The effective date of the Contract Fee will be the contract anniversary. However, if the New York Stock Exchange is closed on the contract anniversary, the effective date will be the next following Valuation Date.

7.3 CONVERSION OF INVESTMENT ACCOUNTS

On a contract anniversary some Class B Accumulation Units may convert to Class A Accumulation Units and a portion of Class B Guaranteed Accounts may convert to Class A Guaranteed Accounts. The amounts that will be converted are dependent on the conversion of Net Purchase Payments.

On a contract anniversary, a Net Purchase Payment converts if:

•	the total Accumulation Value of the Contract exceeds $25,000;

•	the Net Purchase Payment has not previously converted; and

•	the Net Purchase Payment is in the zero Withdrawal Charge category.

If a Net Purchase Payment converts, a conversion percentage is calculated. The conversion percentage equals the greater of:

•	the Net Purchase Payments converting divided by all Net Purchase Payments not already converted; and

•	the Net Purchase Payments converting divided by the value of all Class B Accumulation Units and Class B Guaranteed Accounts, but in no event more than 100%.

A percentage of Class B Accumulation Units in each Division(s), equal to the conversion percentage, will convert to Class A Accumulation Units in the same Division(s). The number of Accumulation Units will be adjusted to reflect the respective value of the Accumulation Units on the date of the conversion.

A percentage of each Class B Guaranteed Account, equal to the conversion percentage, will convert to a corresponding Class A Guaranteed Account beginning with the amounts closest to the end of the Guaranteed Period. For the remainder of the Guaranteed Period, such amounts will be credited with interest at the rates applicable to amounts in the Class A Guaranteed Account as of the date the interest rate was declared.

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7.4 WITHDRAWAL CHARGE

Conditions. Maturity benefits and withdrawals are subject to a Withdrawal Charge described on Page 4. There is no Withdrawal Charge on withdrawals paid under a variable Life Income Plan.

Calculations. Except for withdrawals from a Multi-Year Guaranteed Interest Fund during that fund’s Transaction Limitation Period as shown on Page 4, the amount of the Withdrawal Charge is equal to the sum of the Withdrawal Charges on all Net Purchase Payments. The Withdrawal Charge on a Net Purchase Payment is equal to the Withdrawal Charge percentage on the date the Withdrawal Charge is determined, multiplied by the amount of the Net Purchase Payment. The Withdrawal Charge Percentages are shown on Page 4.

For withdrawals from a Multi-Year Guaranteed Interest Fund during that fund’s Transaction Limitation Period as shown on Page 4:

•	the Withdrawal Charge is a percentage of the Accumulation Value withdrawn as shown on Page 4.

•	the Withdrawal Charge applies during the initial Guaranteed Period and during all subsequent Guaranteed Periods.

•	there is no Withdrawal Charge after the death of the Primary Annuitant for the remainder of the Guaranteed Period in effect on the date of death.

For all withdrawals, Withdrawal Charges are determined:

•	for maturity benefits, as of the Maturity Date.
•	for withdrawals under Section 4.5, as of the effective date of the withdrawal.

•	for withdrawals from income plans, as of the effective date of the withdrawal.

Withdrawal Charge Free Amount. If the Accumulation Value of the Contract is at least $10,000 on the most recent contract anniversary preceding a withdrawal under Section 4.5, then the amount eligible for the Withdrawal Charge Free Amount for each Contract Year is 10% of the Class B Accumulation Value of the Contract on the most recent contract anniversary preceding the withdrawal. The Withdrawal Charge Free Amount is not available for amounts withdrawn from a Multi-Year Guaranteed Interest Fund during that fund’s Transaction Limitation Period as shown on Page 4.

Order of Withdrawal. A withdrawal will be taken from the Contract in the following order:

•	first, any amount being withdrawn from a Multi-Year Guaranteed Interest Fund during that fund’s Transaction Limitation Period as shown on Page 4;

•	next, from the Withdrawal Charge Free Amount, if any;

•	next, from the Class A Accumulation Value of the Contract;

•	next, from the Net Purchase Payments which have not been converted under Section 7.3, in the order that produces the lowest Withdrawal Charge; and

•	last, from any remaining Accumulation Value of the Contract.

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SECTION 8. OWNERSHIP

8.1 THE OWNER

The Owner is named on Page 3. All contract rights may be exercised by the Owner, the Owner’s successor, or the Owner’s transferee without the consent of any Beneficiary.

If the Contract has more than one Owner, contract rights may be exercised only by authorization of all Owners. Upon the death of an Owner, ownership rights of all Owners terminate if the deceased Owner was the Annuitant.

8.2 TRANSFER OF OWNERSHIP

The Owner may transfer the ownership of this Contract. Written proof of transfer satisfactory to the Company must be received at its Home Office. Unless otherwise specified by the Owner, the transfer will then take effect as of the date it was signed. The Company may require that the Contract be sent to it for endorsement to show the transfer. The Company will not be responsible to a transferee Owner for any payment or other action taken by the Company before receipt of the proof of transfer at its Home Office.

8.3	NAMING AND CHANGING A SUCCESSOR OWNER

If the Owner is not the Annuitant, the Owner may name or change a Successor Owner. Naming or changing a Successor Owner will be effective on receipt at the Home Office of a written request for such change that is acceptable to the Company. A Successor Owner succeeds to the interests of an Owner only if the Owner was not the Annuitant at the time of the Owner’s death.

8.4 COLLATERAL ASSIGNMENT

The Owner may assign this Contract as collateral security. Unless otherwise specified by the Owner, assignments shall be effective on the date the notice of assignment is signed. The Company is not responsible for the validity or effect of a collateral assignment. The Company will not be responsible to an assignee for any payment or other action taken by the Company before receipt of the assignment in writing at its Home Office.

The interest of any Beneficiary will be subject to any collateral assignment made either before or after the Beneficiary is named.

A collateral assignee is not an Owner. A collateral assignment is not a transfer of ownership. Ownership can be transferred only by complying with Section 8.2.

8.5 REPORTS TO OWNERS

At least once each Contract Year, the Company will send to the Owner, without charge, a contract status report. The contract status report will include:

a)	The beginning and end dates of the current report period;

b)	The account value at the beginning of the current report period and at the end of the current report period;

c)	The amounts that have been credited or debited to the account value during the current report period;

d)	The Cash Value, if any, at the end of the current report period prior to the application of any Market Value Adjustment formula;

e)	The Cash Value, if any, at the end of the current report period after the application of any Market Value Adjustment formula;

f)	The amount of outstanding loans, if any, at the end of the current report period; and

g)	The amount of death benefit, if any, at the end of the current report period.

Additional contract status reports are available upon request of the Owner at a charge not to exceed $25 per additional report.

8.6 TRANSFERABILITY RESTRICTIONS

Notwithstanding any other provisions of this Contract, the Owner may not:

•	change the ownership of the Contract; or

•	sell the Contract, or assign or pledge the Contract as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the Company.

These restrictions will not apply if the Owner is:

•	the trustee of an employee trust that is qualified under the Internal Revenue Code; or

•	the custodian of a custodial account treated as an employee trust that is qualified under the Internal Revenue Code.

The restrictions do not preclude the employer under a nontrusteed plan from transferring ownership of this Contract to the Annuitant or to the employer or trustee under another plan or trust when required by the plan.

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SECTION 9. THE CONTRACT

9.1 GUARANTEES

The Company guarantees that mortality and expense results will not adversely affect the amount of variable payments.

9.2 VALUATION OF SEPARATE ACCOUNT ASSETS

The value of the shares of each Portfolio held in the Separate Account on each Valuation Date will be the redemption value of the shares on that date. If the right to redeem shares of a Portfolio has been suspended, or payment of the redemption value has been postponed, the shares held in the Separate Account (and Annuity Units) may be valued at fair value as determined in good faith by the Board of Trustees of the Company for the sole purpose of computing annuity payments.

9.3 DETERMINATION OF SEPARATE ACCOUNT VALUES

The method of determination by the Company of the Net Investment Factor, and the number and value of Accumulation Units and Annuity Units, will be conclusive upon the Owner, any assignee, the Annuitant, and any Beneficiary.

9.4 DEFERMENT OF BENEFIT PAYMENTS

Separate Account Divisions. The Company reserves the right to defer determination of the contract values of the Separate Account portion of this Contract, or the payment of benefits under a variable income plan, until after the end of any period during which the right to redeem shares of a Portfolio is suspended, or payment of the redemption value is postponed. Any deferment would be in accordance with the provisions of the Investment Company Act of 1940 by reason of closing of, or restriction of trading on, the New York Stock Exchange, or other emergency, or as otherwise permitted by the Act. In addition, the Company reserves the right to defer payment of contract values until seven days after the end of any deferment in the determination of contract values.

Guaranteed Accounts. The Company may defer paying contract values from Guaranteed Accounts for up to six months from the effective date of the withdrawal or full surrender. If payment is deferred for 30 days or more, interest will be paid on the withdrawal amounts at an annual effective interest rate determined by the Company.

9.5 DIVIDENDS

This Contract is eligible to share in the divisible surplus, if any, of the Company, except while payments are being made under a variable income plan. This divisible surplus is determined each year. This Contract’s share, if any, will be credited as a dividend on the contract anniversary. Decisions concerning the amount and appropriate allocation of divisible surplus are within the sole discretion of the Company’s Board of Trustees. There is no guaranteed method or formula for the determination or allocation of divisible surplus. The Company’s approach is subject to change. There is no guarantee of a divisible surplus. Even if there is a divisible surplus, the payment of a dividend on this Contract is not guaranteed.

Any dividend credited prior to the Maturity Date will be applied on the effective date as a Net Purchase Payment unless the Owner elects to have the dividend paid in cash. The effective date of the dividend will be the contract anniversary. However, if the New York Stock Exchange is closed on the contract anniversary, the effective date will be the next following Valuation Date.

When a death benefit is paid upon the death of the Annuitant before the Maturity Date, any dividend payable for the period from the beginning of the Contract Year to the date of the Annuitant’s death will be paid as part of the death benefit.

Dividends may be paid in cash or used to increase the Accumulation Value of the Contract. If no direction for the use of dividends is given, they will be used to increase the Accumulation Value of the Contract. The Company may make other uses of dividends available.

It is not expected that any dividends will be paid on this Contract.

9.6 INCONTESTABILITY

The Company will not contest this Contract after it has been in force during the lifetime of the Annuitant for two years from the Issue Date. This Issue Date is shown on Page 3.

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9.7 MISSTATEMENTS

If the age or sex of the Annuitant has been misstated, the amount payable will be the amount which the Purchase Payments paid would have purchased at the correct age and sex. If any amounts have been overpaid by the Company due to a misstatement of age or sex, the amount of the overpayment may be deducted from payments to be made by the Company. No interest will be charged on overpayments. If any amounts have been underpaid by the Company due to a misstatement of age or sex, the amount of the under payment with interest at an annual effective rate of 3.50% will be paid.

9.8 ENTIRE CONTRACT; CHANGES

This Contract with any amendments and additional benefits and the attached application is the entire contract. Statements in the application are representations and not warranties. A change in the Contract is valid only if it is approved by an officer of the Company. The Company may require that the Contract be sent to it for endorsement to show a change. No agent has the authority to change the Contract or to waive any of its terms.

All payments by the Company under this Contract are payable at its Home Office.

Assets of the Separate Account are owned by the Company and the Company is not a trustee with respect thereto. The Company may from time to time adjust the amount of assets contained in the Separate Account, by periodic withdrawals or additions, to reflect the contract deductions and the Company’s reserves for this and other similar contracts.

Any paid-up annuity, cash surrender value or death benefit that may be payable, complies with Section 7 of the Model Variable Annuity Regulation, model #250. The mortality table and interest rate used in calculating minimum annuity payments are described in the “Payment Rate Tables” Section. Minimum values may be increased by additional amounts credited or decreased by prior withdrawals as described in the Contract.

9.9 TERMINATION OF CONTRACT

The Company may terminate the Contract and pay the Owner the Accumulation Value of the Contract and be released of any further obligation if:

•

prior to the Maturity Date no Purchase Payments have been received under the Contract for a period of two full years and each of the following is less than the Minimum Accumulation Value shown on Page 4:

a.	the Accumulation Value of the Contract; and

b.	total Purchase Payments paid under the Contract, less any amounts withdrawn under Section 4.5; or

•

on the Maturity Date the Accumulation Value of the Contract is less than the Minimum Accumulation Value shown on Page 4 or would provide an initial monthly income which is less than the minimum payment amount shown on Page 4.

9.10	CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION STANDARDS

This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this Contract which, on the Issue Date, is in conflict with the Commission standards for an Individual Flexible Premium Deferred Variable Annuity Contract, as in effect on the Issue Date, is hereby amended to conform to those standards as of the Issue Date.

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SECTION 10. PAYMENT OF CONTRACT BENEFITS

10.1 PAYMENT OF BENEFITS

All or part of the Contract benefits may be paid under one or more of the following:

•	a variable income plan;

•	a fixed income plan; or

•	in cash.

The provisions and rates for variable and fixed income plans are described in Section 11.

10.2 DEATH BENEFIT

A Beneficiary entitled to the death benefit upon the death of an Annuitant may elect to receive the Accumulation Value under an income plan or in cash provided no income plan was elected by the Owner. The death benefit will not be less than the cash value. The cash amount distributed will be the Accumulation Value withdrawn as of the date of withdrawal as determined in Section 4.6.

SECTION 11. INCOME PLANS

11.1 INCOME PLAN ELECTIONS

For Death Benefit.    The Owner may elect an income plan for the death benefit. If the Annuitant is the Owner, and no income plan has been elected by the Owner upon the death of the Annuitant, the Beneficiary may elect an income plan for the death benefit.

For Maturity Benefits or Withdrawal Amounts.    The Owner may elect an income plan for the maturity benefit or for withdrawal amounts. The Owner will be the direct beneficiary.

Effective Date.    If the Annuitant is an Owner, an income plan that is elected by the Owner for the death benefit will take effect on the date proof of death of the Annuitant is received at the Home Office. An income plan that is elected for the maturity benefit will take effect on the Maturity Date. In all other situations, an income plan that is elected will take effect on the date the election is received at the Home Office or on a later date, if requested.

Payment Date.    The first payment is due as of the effective date of the plan. If applicable, proof of the date of birth and other required information, acceptable to the Company, must be furnished for each individual on whose life the payments are based.

Minimum Payment.    The Company may limit the election of an income plan to one that results in payments of at least $50. If payments under an income plan are or become less than $50, the Company may change the frequency of payments. If the payments are being made once every 12 months and are less than $50, the Company may pay the present value or the balance of the income plan.

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11.2 INCOME PLAN OFFERINGS

The Company will make available the following income plans:

•

Single Life Income.    The Company will make monthly payments for the selected period certain, if any, and thereafter during the remaining lifetime of the individual upon whose life income payments are based. The choices for the period are:

a. zero years;

b. ten years;

c. 20 years; or

•

Joint and Survivor Life Income.    The Company will make monthly payments for a 10-year period certain and thereafter during the joint lifetime of the two individuals upon whose lives income payments are based and continuing during the remaining lifetime of the survivor.

Limitations.    A Beneficiary who is a natural person may be paid under a Life Income Plan only if the payments depend on his or her life. A Beneficiary who is a non-natural person may be paid under a Life Income Plan only if the payments depend on the life of the Annuitant or, after the death of the Annuitant, on the life of the Annuitant’s spouse or dependent.

These income plans are available on either a fixed or variable basis. Under a fixed income plan the payment remains level. Under a variable income plan the payment will increase or decrease as described in Section 11.5.

Other Selections.    The Company may offer additional income plans.

11.3 ALLOCATION OF BENEFITS

Upon election of a variable income plan, the Owner or Beneficiary may select the allocation of variable benefits among the Divisions.

If no selection is made, the allocation of benefits will be as follows:

•	for amounts in the Separate Account Divisions, benefits will be allocated in proportion to the Accumulation Value of each Division on the effective date of the variable income plan; and

•	for amounts in the Guaranteed Accounts, benefits will be allocated 100% to the Money Market Division.

11.4	ANNUITY UNITS UNDER VARIABLE INCOME PLANS

The interest of this Contract in the Separate Account after the effective date of a variable income plan is represented by Annuity Units. There may be Class A Annuity Units and Class B Annuity Units. The Mortality and Expense Risk Charge used to calculate the Net Investment Factor for each class is shown on Page 4.

The dollar value of Annuity Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Annuity Unit on any Valuation Date is the product of:

•	the Annuity Unit value on the immediately preceding Valuation Date;

•	the Net Investment Factor for the period from the immediately preceding Valuation Date up to and including the current Valuation Date (the current period); and

•

the Daily Adjustment Factor of .99990575 raised to a power equal to the number of days in the current period to reflect the Assumed Investment Rate of 3.50% used in calculating the monthly payment rate.

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11.5	PAYMENTS UNDER VARIABLE INCOME PLANS

First Payment. The first payment under a variable income plan will be due as of the effective date of the income plan.

The amount of the first payment is the sum of payments from each Division, each determined by multiplying the benefits allocated to the Division under the variable income plan by the applicable monthly variable payment rate per $1,000 of benefits.

Number of Annuity Units. The number of Annuity Units in each Division under a variable income plan is determined by dividing the amount of the first payment payable from the Division by the Annuity Unit value for the Division at the close of business on the effective date of the variable income plan. Class A Accumulation Value purchases Class A Annuity Units and Class B Accumulation Value purchases Class B Annuity Units. The number of Annuity Units will not be changed by any subsequent change in the dollar value of Annuity Units.

Subsequent Variable Payments. The amount of each subsequent payment from each Division under a variable income plan will increase or decrease in accord with the increase or decrease in the value of an Annuity Unit which reflects the investment experience of that Division of the Separate Account. For each Division, the dollar amount of payments will increase provided the annual net investment rate for the Division is higher than the Assumed Investment Rate. The dollar amount of payments will decrease if the annual net investment rate for the Division is lower than the Assumed Investment Rate.

The amount of subsequent variable payments is the sum of payments from each Division, each determined by multiplying the fixed number of Annuity Units for the Division by the value of an Annuity Unit for the Division on:

•	the fifth Valuation Date prior to the payment due date if the payment due date is a Valuation Date; or

•	the sixth Valuation Date prior to the payment due date if the payment due date is not a Valuation Date.
11.6	TRANSFERS INVOLVING VARIABLE INCOME PLANS

A Beneficiary receiving payments under a variable income plan may transfer Annuity Units from one Division to another. Any transfers of Class A Annuity Units purchase Class A Annuity Units. Any transfers of Class B Annuity Units purchase Class B Annuity Units. The number of Annuity Units in each Division will be adjusted to reflect the respective value of the Annuity Units in the Divisions on the date the transfer is effective.

A Transfer Fee may be deducted from the amount transferred. The amount of the Transfer Fee is shown on Page 4. Transfers from the Money Market Division may be made at any time. No transfer from the other Divisions may be made within 90 days of the effective date of a variable income plan or within 90 days from the effective date of the last transfer.

A transfer will be effective on the Valuation Date on which a satisfactory transfer request is received in the Home Office, or a later date if requested. However, the transfer will be effective on the following Valuation Date if the request is received at the Home Office on a Valuation Date after the close of trading on the New York Stock Exchange.

11.7	NAMING AND CHANGING OF BENEFICIARIES UNDER INCOME PLANS

For Income Plans Elected By Owner. The Owner of the Contract may name and change the direct beneficiaries, contingent beneficiaries, and further payees of an income plan elected for the death benefit. The Owner of the Contract may name and change the contingent beneficiaries and further payees of an income plan elected for the maturity benefit or withdrawal amounts. If the Owner of the Contract elected an income plan, a Beneficiary may name and change any contingent beneficiaries and further payees of the Beneficiary’s share of the benefits only if:

•	the Beneficiary was the Owner of the Contract; or

•	no contingent beneficiary or further payee of that share is living.

For Income Plans Elected By Direct Beneficiary. If a Beneficiary elected the income plan, the Beneficiary may name and change the contingent beneficiaries and further payees of the Beneficiary’s share of the benefits.

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11.8	SUCCESSION IN INTEREST OF BENEFICIARIES UNDER INCOME PLANS

Direct Beneficiary.    Amounts payable under an income plan will be payable to the direct beneficiary.

Contingent Beneficiaries.    At the death of the direct beneficiary, amounts payable under an income plan will be payable in equal shares to the contingent beneficiaries who survive and receive payment. Unless requested otherwise by the Owner, the contingent beneficiaries can elect to:

•	continue to receive the remaining period certain payments at the selected frequency,

•	receive the present value of the remaining period certain payments in one sum, or

•	apply the present value of the remaining period certain payments to a new Life Income Plan.

Further Payees.    At the death of all direct and contingent beneficiaries, the present value of any unpaid payments under an income plan, will be paid in one sum:

•	in equal shares to the further payees who survive and receive payment; or

•	if no further payees survive and receive payment, to the estate of the last to die of all Beneficiaries.

Present value will be based on the rate of interest used to determine the amount of payments.

11.9 INCOME PLAN RATES

Fixed Income Plan Rates.    Payments under a fixed income plan will be based on rates declared by the Company that will not be less than the rates shown in the Payment Rate Tables. The declared rates will provide at least as much income as would the Company’s rates, on the date that the income plan takes effect, for a single premium immediate annuity contract.

Variable Income Plan Rates.    The Company may from time to time declare higher initial rates for variable income plans under this Contract. These higher rates will not be available to increase payments under income plans already in effect. If the higher initial rate is used, the Daily Adjustment Factor described in Section 11.4 will be determined based on the Assumed Investment Rate used in calculating the alternate payment rate.

Payment Rate Tables.    The guaranteed monthly payment rates for both a fixed income plan and the first payment under a variable income plan are shown in the Payment Rate Tables. The tables show rates for the Life Income Plans and are based on the sex and adjusted age of any individual upon whose life payments depend. The adjusted age is:

•	the age on the birthday that is nearest to the date on which the income plan takes effect; plus

•

the age adjustment shown below for the number of Contract Years that have elapsed from the Issue Date to the date that the income plan takes effect. A part of a Contract Year is counted as a full year.

CONTRACT YEARS ELAPSED	AGE ADJUST- MENT	CONTRACT YEARS ELAPSED	AGE ADJUST- MENT
1 to 12	0	37 to 48	-3
13 to 24	-1	49 to 60	-4
25 to 36	-2	61 or more	-5

The rates shown in the Payment Rate Tables are calculated on a guaranteed basis. For Life Income Plans that take effect later than the twelfth contract anniversary, the adjusted age calculation causes a reduction in the guaranteed benefit from what it would have been had the Contract not yet passed its twelfth contract anniversary.

Subsequent fixed annuity payments under a Life Income Plan will remain level unless the plan that is elected dictates otherwise.

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PAYMENT RATE TABLES

Monthly Income Payments per $1,000 of Benefits

First Payment Under Variable Income Plan

SINGLE LIFE INCOME PLAN

SINGLE LIFE MONTHLY PAYMENTS
MALE ADJUSTED AGE*	CHOSEN PERIOD (YEARS)			FEMALE ADJUSTED AGE*	CHOSEN PERIOD (YEARS)
	ZERO	10	20		ZERO	10	20
55	$ 4.08	$ 4.05	$ 3.96	55	$ 3.97	$ 3.95	$ 3.88
56	4.15	4.12	4.02	56	4.03	4.01	3.94
57	4.22	4.19	4.07	57	4.10	4.07	3.99
58	4.30	4.26	4.13	58	4.17	4.14	4.05
59	4.39	4.34	4.20	59	4.25	4.21	4.11
60	4.47	4.42	4.26	60	4.33	4.29	4.17
61	4.57	4.50	4.33	61	4.41	4.37	4.23
62	4.67	4.60	4.40	62	4.50	4.45	4.30
63	4.77	4.69	4.47	63	4.60	4.54	4.37
64	4.89	4.79	4.54	64	4.70	4.64	4.44
65	5.01	4.90	4.61	65	4.81	4.74	4.51
66	5.14	5.02	4.69	66	4.93	4.84	4.59
67	5.28	5.14	4.76	67	5.06	4.96	4.66
68	5.43	5.27	4.83	68	5.19	5.08	4.73
69	5.59	5.41	4.91	69	5.34	5.21	4.81
70	5.77	5.56	4.98	70	5.49	5.34	4.88
71	5.96	5.72	5.05	71	5.67	5.49	4.95
72	6.17	5.89	5.11	72	5.85	5.65	5.01
73	6.40	6.06	5.17	73	6.05	5.81	5.08
74	6.65	6.25	5.22	74	6.27	5.99	5.14
75	6.92	6.44	5.27	75	6.51	6.17	5.19
76	7.22	6.64	5.31	76	6.77	6.36	5.24
77	7.54	6.84	5.35	77	7.06	6.55	5.29
78	7.90	7.05	5.38	78	7.38	6.75	5.32
79	8.28	7.27	5.40	79	7.73	6.96	5.36
80	8.71	7.48	5.42	80	8.11	7.17	5.38
81	9.17	7.69	5.43	81	8.54	7.37	5.41
82	9.68	7.89	5.44	82	9.01	7.58	5.42
83	10.24	8.09	5.45	83	9.52	7.78	5.44
84	10.85	8.27	5.46	84	10.09	7.97	5.45
85 and over	11.53	8.44	5.46	85 and over	10.71	8.15	5.45

JOINT AND SURVIVOR LIFE INCOME PLAN

JOINT AND SURVIVOR MONTHLY PAYMENTS (with 10 years certain)
MALE ADJUSTED AGE*	FEMALE ADJUSTED AGE*
	55	60	65	70	75	80	85 and over
55	$ 3.64	$ 3.76	$ 3.85	$ 3.92	$ 3.98	$ 4.01	$ 4.03
60	3.74	3.90	4.06	4.19	4.28	4.35	4.39
65	3.81	4.03	4.26	4.47	4.65	4.77	4.85
70	3.86	4.13	4.44	4.76	5.06	5.30	5.45
75	3.90	4.20	4.57	5.01	5.47	5.90	6.20
80	3.93	4.25	4.66	5.18	5.81	6.46	6.99
85 and over	3.94	4.27	4.71	5.28	6.03	6.87	7.64

*See Section 11.9

The amount of the payment for any other combination of ages will be furnished by the Company on request.

Monthly payment rates are based on an Assumed Investment Rate of 3.50% and the 2012 Individual Annuity Mortality Period Table with 125% of Projection Scale G2 and a 5.00% load. Mortality improvements are projected for 4 years plus the remaining life of the Annuitant.

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PAYMENT RATE TABLES

Monthly Income Payments per $1,000 of Benefits

Guaranteed Fixed Payment

SINGLE LIFE INCOME PLAN

SINGLE LIFE MONTHLY PAYMENTS
MALE ADJUSTED AGE*	CHOSEN PERIOD (YEARS)			FEMALE ADJUSTED AGE*	CHOSEN PERIOD (YEARS)
	ZERO	10	20		ZERO	10	20
55	$ 2.78	$ 2.76	$ 2.70	55	$ 2.67	$ 2.66	$ 2.61
56	2.85	2.83	2.76	56	2.73	2.72	2.67
57	2.92	2.90	2.82	57	2.80	2.79	2.73
58	3.00	2.98	2.89	58	2.88	2.86	2.80
59	3.09	3.06	2.96	59	2.96	2.94	2.86

60	3.18	3.15	3.03	60	3.04	3.02	2.93
61	3.28	3.24	3.10	61	3.13	3.10	3.00
62	3.38	3.33	3.18	62	3.22	3.19	3.07
63	3.48	3.43	3.26	63	3.32	3.28	3.15
64	3.60	3.54	3.34	64	3.42	3.38	3.23

65	3.72	3.65	3.42	65	3.53	3.49	3.31
66	3.85	3.77	3.50	66	3.65	3.60	3.39
67	3.99	3.90	3.58	67	3.78	3.71	3.47
68	4.14	4.04	3.66	68	3.91	3.84	3.55
69	4.31	4.18	3.74	69	4.06	3.97	3.63

70	4.48	4.34	3.82	70	4.22	4.11	3.71
71	4.68	4.50	3.90	71	4.39	4.26	3.79
72	4.88	4.67	3.97	72	4.57	4.42	3.86
73	5.11	4.85	4.03	73	4.77	4.59	3.93
74	5.35	5.04	4.09	74	4.98	4.77	4.00

75	5.62	5.24	4.15	75	5.22	4.96	4.06
76	5.91	5.45	4.19	76	5.48	5.16	4.11
77	6.23	5.67	4.23	77	5.76	5.36	4.16
78	6.58	5.89	4.26	78	6.07	5.57	4.21
79	6.95	6.11	4.29	79	6.41	5.78	4.24

80	7.37	6.33	4.31	80	6.78	6.00	4.27
81	7.83	6.56	4.33	81	7.20	6.22	4.30
82	8.32	6.77	4.34	82	7.65	6.43	4.32
83	8.87	6.98	4.35	83	8.15	6.64	4.33
84	9.47	7.17	4.35	84	8.69	6.85	4.34

85 and over	10.13	7.36	4.36	85 and over	9.29	7.04	4.35

JOINT AND SURVIVOR LIFE INCOME PLAN

JOINT AND SURVIVOR MONTHLY PAYMENTS (with 10 years certain)
MALE ADJUSTED AGE*	FEMALE ADJUSTED AGE*
	55	60	65	70	75	80	85 and over
55	$2.37	$2.50	$2.59	$2.66	$2.70	$2.73	$2.75

60	2.48	2.66	2.82	2.95	3.04	3.09	3.13
65	2.55	2.79	3.04	3.26	3.43	3.55	3.61
70	2.59	2.89	3.22	3.56	3.87	4.10	4.24
75	2.62	2.95	3.35	3.81	4.29	4.72	5.02
80	2.64	2.99	3.42	3.97	4.63	5.30	5.85
85 and over	2.65	3.01	3.46	4.06	4.84	5.71	6.52

*See Section 11.9

The amount of the payment for any other combination of ages will be furnished by the Company on request.

Monthly payment rates are based on 1.00% interest and the 2012 Individual Annuity Mortality Period Table with 125% of Projection Scale G2 and a 5.00% load. Mortality improvements are projected for 4 years plus the remaining life of the Annuitant.

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It is recommended that you  ...

read your Contract.

notify your agent or the Company at 720 East Wisconsin Avenue, Milwaukee, WI 53202, of an address change.

call your agent for information—particularly on a suggestion to terminate or exchange this Contract for another contract or plan.

Election Of Trustees

The members of The Northwestern Mutual Life Insurance Company are its policyholders of insurance policies and deferred annuity contracts. The members exercise control through a Board of Trustees. Elections to the Board are held each year at the annual meeting of members. Members are entitled to vote in person or by proxy.

FLEXIBLE PAYMENT DEFERRED VARIABLE ANNUITY - ACCOUNT A

AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DIVISIONS AND VARIABLE PAYMENTS PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT ARE VARIABLE AND MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

ICC12.RR.VA.ABK.(0313)